Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gastar Exploration, Ltd.

Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-142123 and 333-140397) and Form S-8 (File No. 333-130867) of Gastar Exploration, Ltd. of our reports dated March 14, 2008, relating to the consolidated financial statements and the schedule, and the effectiveness of Gastar Exploration, Ltd.’s internal control over financial reporting, which appear in the Annual Report on Form 10-K.

BDO Seidman, LLP Dallas, TX

March 14, 2008